Exhibit 99.0

For Immediate Release	Contact:	Lauren Day
August 1, 2012		(973) 802-8026

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES SECOND QUARTER 2012 RESULTS

•	Net income of Financial Services Businesses attributable to Prudential Financial, Inc. of $2.203 billion, or $4.64 per Common share.

•

Net income reflected pre-tax gains of approximately $1.9 billion from net changes in value relating to foreign currency exchange rates and changes in market value of derivatives primarily resulting from strengthening of the Japanese yen in relation to the U.S. dollar and certain other currencies. These currency-driven value changes were largely offset by corresponding adjustments to accumulated other comprehensive income which are not reflected in net income or loss.

•	After-tax adjusted operating income for the Financial Services Businesses of $627 million, or $1.34 per Common share, compared to $1.57 per Common share for year-ago quarter.

•	Operational highlights for the second quarter:

•	Individual Annuity account values, $124.1 billion at June 30, up 7% from a year earlier; gross sales for the quarter of $5.4 billion; net sales $3.7 billion.

•	Retirement account values, $244.8 billion at June 30, up 11% from a year earlier; total Retirement gross deposits and sales of $12.8 billion and net additions of $6.3 billion for the quarter.

•	Asset Management segment assets under management, $650.2 billion at June 30, up 11% from a year earlier.

•	Individual Life annualized new business premiums of $91 million, up 34% from a year ago.

•	Group Insurance annualized new business premiums of $65 million, up 25% from a year ago.

•	International Insurance constant dollar basis annualized new business premiums of $1.127 billion, up 46% from a year ago.

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•	Financial items:

Significant items included in current quarter adjusted operating income:

•

Pre-tax charges of $124 million in Individual Annuities to strengthen reserves for guaranteed death and income benefits and increase amortization of deferred policy acquisition and other costs, reflecting market-driven separate account performance.

•	Pre-tax charge of $9 million in Retirement related to our decision to restructure the Company’s savings and loan association to a trust-only organization.

•	Pre-tax charge of $75 million in Asset Management for an impairment related to our investment in a real estate fund.

•

Pre-tax charge of $38 million in International Insurance’s Gibraltar Life operation for integration costs relating to the acquisition of AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company.

•

GAAP book value for Financial Services Businesses, $36.6 billion or $78.07 per Common share at June 30, 2012, compared to $32.8 billion or $69.07 per Common share at December 31, 2011. Book value per Common share excluding total accumulated other comprehensive income, $60.77 at June 30, 2012 compared to $58.02 at December 31, 2011.

•

Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses of $14.8 billion at June 30, 2012 compared to $10.5 billion at December 31, 2011; gross unrealized losses of $3.1 billion at June 30, 2012, compared to $4.3 billion at December 31, 2011.

•

During the second quarter, the Company acquired 4.8 million shares of its Common Stock under its share repurchase authorization at a total cost of $250 million, for an average price of $51.99 per share. From the commencement of share repurchases in July 2011 through June 30, 2012, the Company has acquired 28.6 million shares of its Common Stock under its share repurchase authorization at a total cost of $1.5 billion, for an average price of $52.43 per share.

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income for its Financial Services Businesses attributable to Prudential Financial, Inc. of $2.203 billion ($4.64 per Common share) for the second quarter of 2012, compared to $779 million ($1.58 per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $627 million ($1.34 per Common share) for the second quarter of 2012, compared to $773 million ($1.57 per Common share) for the year-ago quarter. Information regarding adjusted operating income, a non-GAAP measure, is provided below.

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For the first half of 2012, net income for the Financial Services Businesses attributed to Prudential Financial, Inc. amounted to $1.215 billion ($2.58 per Common share) compared to $1.318 billion ($2.68 per Common share) for the first half of 2011. First half 2012 after-tax adjusted operating income for the Financial Services Businesses amounted to $1.368 billion ($2.90 per Common share) compared to $1.573 billion ($3.19 per Common share) for the first half of 2011.

The Company acquired AIG Star Life Insurance Co., Ltd. and AIG Edison Life Insurance Company on February 1, 2011. Results of the Financial Services Businesses include the results of these businesses from the date of acquisition.

“While challenging market conditions and unfavorable claims fluctuations affected second quarter results, underlying performance remains solid in each of our divisions. In our U.S. businesses, our attractive value propositions and commitment to our clients and distribution partners continue to drive strong sales and flows, especially in our retirement businesses where our leadership position was enhanced by our recent announcement of a major ground breaking pension risk transfer transaction. Our international businesses continue to perform well, with exceptional sales and earnings in the second quarter. We are continuing to grow our franchise through protection and retirement products with strong appeal to our clients and through expanding distribution. Our balanced mix of businesses and risks mitigates our exposure to market developments, and we remain confident in our ability to achieve our long term objectives,” said Chairman and Chief Executive Officer John Strangfeld.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

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Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance divisions and its Corporate and Other operations.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The U.S. Retirement Solutions and Investment Management division reported adjusted operating income of $302 million for the second quarter of 2012, compared to $605 million in the year-ago quarter.

The Individual Annuities segment reported adjusted operating income of $107 million in the current quarter, compared to $207 million in the year-ago quarter. Current quarter results include charges of $90 million to strengthen reserves for guaranteed minimum death and income benefits, and $34 million representing a net increase in amortization of deferred policy acquisition and other costs, reflecting an updated estimate of profitability for this business. Results for the year-ago quarter included a net charge of $35 million from adjustment of these items to reflect an update of estimated profitability. These charges, for both the current quarter and the year-ago quarter, were largely driven by the impact of market performance on customer account values relative to our assumptions. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment decreased $11 million from the year-ago quarter. The benefit of higher asset-based fees compared to the year-ago quarter due to growth in variable annuity account values, net of an increased level of related amortization of deferred policy acquisition and other costs, was more than offset by higher expenses in the current quarter.

The Retirement segment reported adjusted operating income of $147 million for the current quarter, compared to $171 million in the year-ago quarter. The decrease reflected a lower contribution from investment results and higher expenses in the current quarter, including costs of $9 million associated with the decision to restructure the Company’s savings and loan association to a trust-only organization.

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The Asset Management segment reported adjusted operating income of $48 million for the current quarter, compared to $227 million in the year-ago quarter. The decrease reflected a decline of approximately $175 million from results of the segment’s incentive, transaction, strategic investing and commercial mortgage activities, which included a $75 million charge in the current quarter for an impairment related to our investment in a real estate fund and benefited in the year-ago quarter from a $61 million gain from the sale of a portion of a real estate seed investment. The lower contribution from these segment activities, together with higher expenses in the current quarter, more than offset the benefit from higher asset management fees reflecting growth in assets under management.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $107 million for the second quarter of 2012, compared to $184 million in the year-ago quarter.

The Individual Life segment reported adjusted operating income of $61 million for the current quarter, compared to $135 million in the year-ago quarter. The decrease reflected an adverse fluctuation in mortality experience driven by several large current quarter claims from seasoned vintages of business.

The Group Insurance segment reported adjusted operating income of $46 million in the current quarter, compared to $49 million in the year-ago quarter. Higher current quarter expenses, including updates of premium tax estimates, more than offset the benefit from more favorable group life claims experience than that of the year-ago quarter.

The International Insurance segment reported adjusted operating income of $681 million for the second quarter of 2012, compared to $500 million in the year-ago quarter.

Adjusted operating income of the segment’s Life Planner insurance operations was $374 million for the current quarter, compared to $315 million in the year-ago quarter. The increase reflected continued business growth and a favorable impact of $15 million in comparison to the year-ago quarter from foreign currency exchange rates including the impact of the Company’s currency hedging programs.

The segment’s Gibraltar Life and Other operations reported adjusted operating income of $307 million for the current quarter, compared to $185 million in the year-ago quarter. Results for

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the current quarter reflect absorption of $38 million of integration costs related to the Star and Edison businesses acquired on February 1, 2011. Results for the year-ago quarter include charges of $29 million for integration costs related to the acquisition, and a charge of $56 million for the estimated impact of claims and expenses associated with the March 2011 earthquake and tsunami disaster in Japan which was included in second quarter results because Gibraltar Life is included in the Company’s reported results on a one month lag basis. Excluding these items, adjusted operating income increased $75 million from the year-ago quarter. This increase reflected business growth across all channels, and approximately $40 million of cost savings resulting from business integration synergies compared to approximately $5 million in the year-ago quarter. Current quarter results also benefited $12 million in comparison to the year-ago quarter from foreign currency exchange rates including the impact of the Company’s currency hedging programs.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $261 million in the second quarter of 2012, compared to a loss of $237 million in the year-ago quarter. The increased loss was primarily driven by greater interest expense, net of investment income.

Assets under management amounted to $961 billion at June 30, 2012, compared to $901 billion at December 31, 2011, and $883 billion at June 30, 2011.

Net income of the Financial Services Businesses attributable to Prudential Financial, Inc. amounted to $2.203 billion for the second quarter of 2012, compared to $779 million in the year-ago quarter.

Current quarter net income includes $2.030 billion of pre-tax net realized investment gains and related charges and adjustments. The foregoing net income includes pre-tax gains of $1.864 billion representing net changes in value relating to foreign currency exchange rates and changes in market value of derivatives primarily resulting from strengthening of the Japanese yen in relation to the U.S. dollar and other currencies. These currency-driven value changes were largely offset by corresponding adjustments to accumulated other comprehensive income which are not reflected in net income or loss. Net realized investment gains for the current quarter include net gains of $259 million from products that contain embedded derivatives and associated derivative

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portfolios that are part of a hedging program related to the risks of these products as well as mark-to-market of derivatives under a capital hedge program. Net realized investment gains also reflect losses from impairments and sales of credit-impaired investments amounting to $117 million.

At June 30, 2012, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $3.061 billion, including $2.232 billion on high and highest quality securities based on NAIC or equivalent ratings. Gross unrealized losses include $735 million related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses at June 30, 2012 include $1.751 billion of declines in value of 20% or more of amortized cost. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $4.256 billion at December 31, 2011. Net unrealized gains on general account fixed maturity investments of the Financial Services Businesses amounted to $14.764 billion at June 30, 2012, compared to $10.493 billion at December 31, 2011.

Net income for the current quarter also reflects pre-tax increases of $4 million in recorded asset values and pre-tax decreases of $54 million in recorded liabilities representing changes in value which are expected to ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. Net income for the current quarter also includes $9 million of pre-tax income from divested businesses.

Net income of the Financial Services Businesses for the year-ago quarter included $1 million of pre-tax net realized investment gains and related charges and adjustments, and increases of $177 million in recorded assets and $178 million in recorded liabilities for which changes in value are expected to ultimately accrue to contractholders, in each case before income taxes.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

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The Closed Block Business reported a loss from continuing operations before income taxes of $2 million for the second quarter of 2012, compared to pre-tax income from continuing operations of $13 million for the year-ago quarter.

The Closed Block Business reported a net loss attributable to Prudential Financial, Inc. of $5 million for the second quarter of 2012, compared to net income of $10 million for the year-ago quarter.

For the first half of 2012, the Closed Block Business reported income from continuing operations before income taxes of $28 million, compared to $45 million for the first half of 2011. The Closed Block Business reported net income attributable to Prudential Financial, Inc. of $16 million for the first half of 2012, compared to $32 million for the first half of 2011.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income attributable to Prudential Financial, Inc. of $2.198 billion for the second quarter of 2012 compared to $789 million for the year-ago quarter, and reported net income attributable to Prudential Financial, Inc. of $1.231 billion for the first half of 2012 and $1.350 billion for the first half of 2011.

Share Repurchases

During the second quarter of 2012, the Company acquired 4.8 million shares of its Common Stock at a total cost of $250 million, for an average price of $51.99 per share. From the commencement of repurchases in July 2011, through June 30, 2012, the Company acquired 28.6 million shares of its Common Stock at a total cost of $1.5 billion, for an average price of $52.43 per share. These repurchases were under an authorization by Prudential’s Board of Directors

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in June 2011 to repurchase at management’s discretion up to $1.5 billion of the Company’s outstanding Common Stock through June 2012. On June 12, 2012, the Company announced that its Board of Directors authorized further repurchases at management’s discretion of up to $1.0 billion of the Company’s outstanding Common Stock during the period from July 1, 2012 through June 30, 2013.

Forward-Looking Statements and Non-GAAP Measures

Certain of the statements included in this release constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate and other financial markets; (2) the availability and cost of additional debt or equity capital or external financing for our operations; (3) interest rate fluctuations or prolonged periods of low interest rates; (4) the degree to which we choose not to hedge risks, or the potential ineffectiveness or insufficiency of hedging or risk management strategies we do implement, with regard to variable annuity or other product guarantees; (5) any inability to access our credit facilities; (6) reestimates of our reserves for future policy benefits and claims; (7) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (8) changes in our assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (9) changes in assumptions for retirement expense; (10) changes in our

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financial strength or credit ratings; (11) statutory reserve requirements associated with term and universal life insurance policies under Regulation XXX and Guideline AXXX; (12) investment losses, defaults and counterparty non-performance; (13) competition in our product lines and for personnel; (14) difficulties in marketing and distributing products through current or future distribution channels; (15) changes in tax law; (16) economic, political, currency and other risks relating to our international operations; (17) fluctuations in foreign currency exchange rates and foreign securities markets; (18) regulatory or legislative changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; (19) inability to protect our intellectual property rights or claims of infringement of the intellectual property rights of others; (20) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (21) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in catastrophic loss of life; (22) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (23) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions, including risks associated with the acquisition of certain insurance operations in Japan; (24) interruption in telecommunication, information technology or other operational systems or failure to maintain the security, confidentiality or privacy of sensitive data on such systems; (25) changes in statutory or U.S. GAAP accounting principles, practices or policies; (26) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (27) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses.

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Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the adjustments made to derive adjusted operating income are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

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The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2011, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, August 2, 2012 at 11 a.m. ET, to discuss with the investment community the Company’s second quarter results. The conference call will be broadcast live over the Company’s Investor Relations Web site at www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through August 17. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on August 2, through August 9, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 225937.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $961 billion of assets under management as of June 30, 2012, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$6,812	$5,497	$12,912	$10,314
Policy charges and fee income	1,085	1,038	2,163	2,020
Net investment income	2,562	2,525	5,094	4,829
Asset management fees, commissions and other income	946	1,039	1,887	2,083

Total revenues	11,405	10,099	22,056	19,246

Benefits and expenses:
Insurance and annuity benefits	6,528	5,160	12,142	9,804
Interest credited to policyholders’ account balances	971	934	1,919	1,763
Interest expense	312	290	620	569
Other expenses	2,765	2,663	5,531	4,962

Total benefits and expenses	10,576	9,047	20,212	17,098

Adjusted operating income before income taxes	829	1,052	1,844	2,148
Income taxes, applicable to adjusted operating income	202	279	476	575

Financial Services Businesses after-tax adjusted operating income (1)	627	773	1,368	1,573

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	2,030	1	192	(374)
Investment gains on trading account assets supporting insurance liabilities, net	4	177	238	160
Change in experience-rated contractholder liabilities due to asset value changes	54	(178)	(192)	(144)
Divested businesses	9	—	10	(9)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	8	19	13	(114)

Total reconciling items, before income taxes	2,105	19	261	(481)
Income taxes, not applicable to adjusted operating income	528	10	416	(136)

Total reconciling items, after income taxes	1,577	9	(155)	(345)

Income from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	2,204	782	1,213	1,228
Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(9)	(19)	(13)	60

Income from continuing operations attributable to Prudential Financial, Inc.	2,195	763	1,200	1,288
Earnings attributable to noncontrolling interests	15	29	26	54

Income from continuing operations (after-tax) of Financial Services Businesses	2,210	792	1,226	1,342
Income from discontinued operations, net of taxes	8	16	15	30

Net income of Financial Services Businesses	2,218	808	1,241	1,372
Less: Income attributable to noncontrolling interests	15	29	26	54

Net income of Financial Services Businesses attributable to Prudential Financial, Inc.	$2,203	$779	$1,215	$1,318

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
Earnings per share of Common Stock (diluted) (2):

Financial Services Businesses after-tax adjusted operating income	$1.34	$1.57	$2.90	$3.19
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	4.29	—	0.40	(0.76)
Investment gains on trading account assets supporting insurance liabilities, net	0.01	0.36	0.50	0.32
Change in experience-rated contractholder liabilities due to asset value changes	0.11	(0.36)	(0.40)	(0.29)
Divested businesses	0.02	—	0.02	(0.02)
Difference in earnings allocated to participating unvested share-based payment awards	(0.03)	—	—	0.01

Total reconciling items, before income taxes	4.40	—	0.52	(0.74)
Income taxes, not applicable to adjusted operating income	1.12	0.02	0.87	(0.17)

Total reconciling items, after income taxes	3.28	(0.02)	(0.35)	(0.57)

Income from continuing operations (after-tax) of Financial Services Businesses attributable to Prudential Financial, Inc.	4.62	1.55	2.55	2.62
Income from discontinued operations, net of taxes	0.02	0.03	0.03	0.06

Net income of Financial Services Businesses attributable to Prudential Financial, Inc.	$4.64	$1.58	$2.58	$2.68

Weighted average number of outstanding Common shares (basic)	466.1	486.0	467.7	485.4

Weighted average number of outstanding Common shares (diluted)	473.5	494.8	475.5	494.4

Direct equity adjustment for earnings per share calculation (2)	$8	$8	$16	$17
Earnings related to interest, net of tax, on exchangeable surplus notes	$5	$5	$9	$9
Earnings allocated to participating unvested share-based payment awards for earnings per share calculation
Financial Services Businesses after-tax adjusted operating income	$6	$10	$14	$21
Income from continuing operations (after-tax) of Financial Services Businesses	$20	$11	$12	$18
Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$36,559	$30,754
Per share of Common Stock - diluted	78.07	62.28
Attributed equity excluding accumulated other comprehensive income	$28,460	$27,052
Per share of Common Stock - diluted	60.77	54.78
Number of diluted shares at end of period	468.3	493.8

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$107	$207	$528	$481
Retirement	147	171	303	343
Asset Management	48	227	169	381

Total U.S. Retirement Solutions and Investment Management Division	302	605	1,000	1,205

Individual Life	61	135	173	233
Group Insurance	46	49	8	88

Total U.S. Individual Life and Group Insurance Division	107	184	181	321

International Insurance	681	500	1,287	1,128

Total International Insurance Division	681	500	1,287	1,128

Corporate and Other operations	(261)	(237)	(624)	(506)

Financial Services Businesses adjusted operating income before income taxes	829	1,052	1,844	2,148

Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	2,030	1	192	(374)
Investment gains on trading account assets supporting insurance liabilities, net	4	177	238	160
Change in experience-rated contractholder liabilities due to asset value changes	54	(178)	(192)	(144)
Divested businesses	9	—	10	(9)
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	8	19	13	(114)

Total reconciling items, before income taxes	2,105	19	261	(481)

Income from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$2,934	$1,071	$2,105	$1,667

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$5,358	$4,551	$10,317	$11,384

Net sales	$3,698	$2,573	$6,938	$7,391

Total account value at end of period	$124,094	$116,027

Retirement Segment:
Full Service:
Deposits and sales	$4,363	$4,128	$9,009	$8,976

Net additions (withdrawals)	$692	$(86)	$(1,765)	$(165)

Total account value at end of period	$142,405	$146,580

Institutional Investment Products:
Gross additions	$8,457	$5,592	$12,856	$11,377

Net additions	$5,625	$4,155	$8,486	$8,812

Total account value at end of period	$102,443	$74,131

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$286.4	$256.2
Retail customers	130.2	109.3
General account	233.6	218.0

Total Investment Management and Advisory Services	$650.2	$583.5

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$10.9	$10.8	$24.8	$23.2

Net additions, other than money market	$—	$5.0	$5.4	$10.9

Retail Assets Under Management (in billions):
Gross additions, other than money market	$9.0	$5.0	$17.7	$11.1

Net additions (withdrawals), other than money market	$3.8	$(0.2)	$7.0	$1.8

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (3):
Variable life	$5	$6	$9	$13
Universal life	42	22	76	45
Term life	44	40	85	75

Total	$91	$68	$170	$133

Group Insurance Annualized New Business Premiums (3):
Group life	$24	$22	$235	$414
Group disability	41	30	143	138

Total	$65	$52	$378	$552

International Insurance Division:

International Insurance Annualized New Business Premiums (3) (4):
Actual exchange rate basis	$1,164	$802	$2,027	$1,482

Constant exchange rate basis	$1,127	$771	$1,946	$1,431

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
Closed Block Business Data:
Income Statement Data:
Revenues	$1,678	$1,804	$3,153	$3,351
Benefits and expenses	1,680	1,791	3,125	3,306

Income (loss) from continuing operations before income taxes	(2)	13	28	45

Income taxes	2	3	11	13

Closed Block Business income (loss) from continuing operations	(4)	10	17	32
Income (loss) from discontinued operations, net of taxes	(1)	—	(1)	—

Closed Block Business net income (loss)	(5)	10	16	32
Less: Income attributable to noncontrolling interests	—	—	—	—

Closed Block Business net income (loss) attributable to Prudential Financial, Inc.	$(5)	$10	$16	$32
Direct equity adjustment for earnings per share calculation (2)	(8)	(8)	(16)	(17)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income (loss)	$(13)	$2	$—	$15
Income (loss) from continuing operations per share of Class B Stock	$(6.00)	$1.00	$0.50	$7.50
Income (loss) from discontinued operations, net of taxes per share of Class B Stock	(0.50)	—	(0.50)	—

Net income (loss) per share of Class B Stock	$(6.50)	$1.00	$—	$7.50
Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,462	$1,270
Per Share of Class B Stock	731.00	635.00
Attributed equity excluding accumulated other comprehensive income	$1,271	$1,180
Per Share of Class B Stock	635.50	590.00
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	16,136	12,244	25,759	22,414
Benefits and expenses	13,204	11,160	23,626	20,702

Income from continuing operations before income taxes and equity in earnings of operating joint ventures	2,932	1,084	2,133	1,712
Income tax expense	732	292	903	452

Income from continuing operations before equity in earnings of operating joint ventures	2,200	792	1,230	1,260
Equity in earnings of operating joint ventures, net of taxes	6	10	13	114

Income from continuing operations	2,206	802	1,243	1,374
Income from discontinued operations, net of taxes	7	16	14	30

Consolidated net income	2,213	818	1,257	1,404
Less: Income attributable to noncontrolling interests	15	29	26	54

Net income attributable to Prudential Financial, Inc.	2,198	789	1,231	1,350

Net income attributable to Prudential Financial, Inc.:
Financial Services Businesses	2,203	779	1,215	1,318
Closed Block Business	(5)	10	16	32

Consolidated net income attributable to Prudential Financial, Inc.	2,198	789	1,231	1,350

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$647.5	$609.1
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$650.2	$583.5
Non-proprietary assets under management	176.2	167.3

Total managed by U.S. Retirement Solutions and Investment Management Division	826.4	750.8
Managed by U.S. Individual Life and Group Insurance Division	13.6	13.5
Managed by International Insurance Division	121.1	118.9

Total assets under management	961.1	883.2
Client assets under administration	87.1	89.4

Total assets under management and administration	$1,048.2	$972.6

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; earnings attributable to noncontrolling interests; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of a hedging program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are classified as other trading account assets.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care and dental products. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(4)	Actual amounts reflect the impact of currency fluctuations. Foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 85 per U.S. dollar; Korean won 1180 per U.S. dollar. U.S. denominated activity is included based on the amounts as transacted in U.S. dollars.